Pricing Supplement No. 3 dated June 22, 2006                                                                                         Filed under Rule 424(b)(3)

(to Prospectus dated May 5, 2006                                                                                                                            File No. 333-130584

and Prospectus Supplement dated May 5, 2006)

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Principal Amount:	$25,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	July 7, 2006	Closing Date:	July 7, 2006	CUSIP Number:	78442F EB 0

Maturity	Date:July 7, 2036	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars

			☐ Yes

		If Yes, Final Maturity Date:

Redeemable in whole or in part at the option of the Company:	☐ No ☒ Yes	Redemption Price:	100% of the principal amount of the Notes plus accrued and unpaid interest to the date fixed for redemption.

		Redemption Dates:	July 25, 2011 and each January 25th and July 25th thereafter during the term of the Notes upon at least 10 business days written notice to holders of the Notes.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:
Interest Rate: 6.850%.	Interest Payment Dates:	Each January 25th and July 25th during the term of the Notes, unless earlier redeemed, beginning January 25, 2007, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method: 30/360	Interest Periods:

From and including the Closing Date or each January 25th and July 25th thereafter, as the case may be, to and including the next succeeding January 24th and July 24th, as the case may be, unless earlier redeemed, with no adjustment to period end dates for accrual purposes.

RBC Capital Markets

June 22, 2006

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

6.850% Callable Medium Term Notes, Series A, due July 7, 2036	$25,000,000	$2,675.00

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	JPMorgan Chase Bank, National Association formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agent:	RBC Capital Markets Corporation is acting as underwriter in connection with this issuance.

Issue Price:	100.0%.

Agent’s Commission:	0.0%.

Net Proceeds:	$25,000,000.

Concession:	N/A.

Reallowance:	N/A.

CUSIP Number:	78442F EB 0.

ISIN Number:	US78442FEB04.

An affiliate of the underwriter has entered into a swap transaction in connection with the Notes and may receive compensation for that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.